Exhibit 99.2

For further information:

David A. Crittenden

Chief Financial Officer

DCrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Announces Pricing of Public Offering of Common Stock

Warren, MI - August 16, 2013 - Universal Truckload Services, Inc. (NASDAQ: UACL) today announced the pricing of its previously announced public offering of 1,000,000 shares of common stock at a public offering price of $23.00 per share. In the offering, 975,000 shares were offered by a selling stockholder and 25,000 shares were offered by the Company. In connection with the offering, the selling stockholder has granted the underwriters an option to purchase up to 150,000 additional shares. The Company will use the net proceeds that it receives from the offering to pay expenses associated with the offering. The offering is expected to close on August 21, 2013. The Company will not receive any proceeds from the offering of shares by the selling stockholders.

Stifel, Nicolaus & Company, Incorporated and Citigroup Global Markets Inc. are serving as book-running managers for the offering.

A shelf registration statement relating to the offering of the common stock has previously been filed with the U.S. Securities and Exchange Commission and has become effective. The offering is being made only by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement. Before investing, you should read the prospectus supplement and the accompanying prospectus for information about Universal Truckload Services, Inc., the selling stockholders and this offering. A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

About Universal Truckload Services, Inc.:

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, Mexico and Canada. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, value-added, and intermodal services.

Cautionary Statement Regarding Forward-Looking Statements:

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.